Exhibit 99.1

General Moly Announces First Quarter Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--May 1, 2009--General Moly (NYSE:GMO) (AMEX:GMO) and (TSX:GMO) announced its unaudited financial results for the first quarter ended March 31, 2009.

First quarter net loss was approximately $3.0 million ($0.04 per share) compared to $5.2 million ($0.08 per share) for the year ago period. Consolidated cash balance at the end of the first quarter was approximately $80.4 million compared to $92.4 million at the end of 2008 as a result of $8.9 million in development and equipment deposit costs and $3.0 million in General and Administrative costs.

CASH CONSERVATION PLAN

Given the continued uncertainty in the project finance market, current low molybdenum prices, and a longer than expected timeframe to receive the federal permits to begin construction at the Mt. Hope project, on March 26, 2009 the Company implemented a cash conservation plan to reduce expenditures and conserve cash for 2009 and 2010 in order to maximize financial flexibility. With a March 31, 2009 consolidated cash balance of $80.4 million, the Company has the capacity to continue its current level of permitting efforts, maintain efforts to secure project financing, and secure the most critical long lead equipment for the ultimate construction of the Mt. Hope project.

The cash conservation plan will also reduce total cash utilization to approximately $1 million per month by the fourth quarter of this year for all expenditures other than the key equipment purchases. Based on current cash on hand and the cash conservation plan, the Company expects it will have adequate liquidity for operations, as modified, through the end of 2010. Engineering efforts, currently approximately 60% complete, have been suspended pending the completion of financing.

PERMIT AND DEVELOPMENT UPDATE

Following recent discussions with the BLM related to the Company's hydrologic studies of both pit lake geochemistry and regional hydrology, the Company determined that additional analysis and data acquisition will be conducted to improve the technical adequacy of the studies. The Company believes this further work does not indicate a concern related to ultimate permit receipt; however, this work is the primary reason for the delay in the expected receipt of the Record of Decision (ROD) from the fourth quarter of 2009 to mid-year 2010. State-issued permits related to Air Quality, Tailings Dam Safety, and Water Pollution Control are anticipated to be received well before the federal permit (ROD) is received. Once financing is obtained and we have received the major operating permits and the ROD from the BLM, it is expected that Mt. Hope can be constructed and in production within 20 months.

Additional information on the Company’s first quarter results will be available in General Moly’s Financial Statements and Management’s Discussion and Analysis, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE AMEX (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company's ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-K, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
Business Development
Greg McClain, 303-928-8601
gmcclain@generalmoly.com
http://www.generalmoly.com
info@generalmoly.com